Registration No. 33-


                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C. 20549


                                 FORM S-3

                          REGISTRATION STATEMENT

                                   Under

                        THE SECURITIES ACT OF 1933


                   SOUTH CAROLINA ELECTRIC & GAS COMPANY
          (Exact name of registrant as specified in its charter)


        South Carolina                         57-0248695
  (State or other jurisdiction              (I.R.S. Employer
of incorporation or organization)           Identification No.)

                            1426 Main Street
                      Columbia, South Carolina 29201
                               (803) 748-3000
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                               A. H. Gibbes
                Senior Vice President and General Counsel
                             SCANA Corporation
                             1426 Main Street
                      Columbia, South Carolina 29201
                              (803) 748-3101

         (Name, address, including zip code, and
        telephone number, including area code, of agent for service)

                          With copies to:

         John W. Currie, Esq.             Robert G. Schuur, Esq.
        McNair & Sanford, P. A.             Reid & Priest LLP
        1301 Gervais Street - 17th Floor   40 West 57th Street
          Columbia, SC  29201               New York, NY  10019
           (803) 799-9800                      (212) 603-2000


Approximate date of commencement of proposed sale to the public:
After the effective date of the Registration Statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (X)


                      CALCULATION OF REGISTRATION FEE

                                     Proposed       Proposed
  Title of each                       maximum       maximum
     class of          Amount        offering      aggregate    Amount of
  securities to         to be          price        offering   registration
  be registered       registered     per unit*      price*        fee

First Mortgage
    Bonds            $200,000,000     100%       $200,000,000     $68,966


* Determined solely for the purpose of calculating the registration fee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

PROSPECTUS

                               $200,000,000

                  SOUTH CAROLINA ELECTRIC & GAS COMPANY

                            First Mortgage Bonds

     South Carolina Electric & Gas Company (the "Company") may offer and sell, from time to time or at one time, up to $200,000,000 aggregate principal amount of its First Mortgage Bonds (the "New Bonds"). The New Bonds may be offered as one or more series, to be determined at the time of offering. Each series of the New Bonds will be offered on terms to be determined by market conditions at the time of offering. The aggregate principal amount, maturity, interest rate (or method of calculating such rate), interest accrual date, interest payment dates and related record dates, optional redemption and sinking fund provisions, if any, authorized denominations, applicability of provisions for book-entry transfers and payments, if any, offering price, proceeds to the Company and other particular terms of each series of the New Bonds and of their offering will be set forth in an accompanying Prospectus Supplement or a supplement thereto with respect to such series (collectively the "Prospectus Supplement").

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The New Bonds may be sold directly or through agents, underwriters or dealers designated from time to time. See "Plan of Distribution." If any agents of the Company or any underwriters are involved in the sale of the New Bonds in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable discounts or commissions with respect to such New Bonds will also be set forth in the Prospectus Supplement.



            The date of this Prospectus is         , 1995.

     IN CONNECTION WITH THIS OFFERING, ANY UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NEW BONDS OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                           AVAILABLE INFORMATION

     South Carolina Electric & Gas Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street NW, Washington, D. C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street NW, Washington, D. C. 20549, at prescribed rates. All of the Company's issued and outstanding Common Stock, $4.50 par value, is held, beneficially and of record, by SCANA Corporation ("SCANA"). The Company's 5% Series Cumulative Preferred Stock and SCANA's Common Stock, without par value, are listed on the New York Stock Exchange (the "NYSE"), and such reports, proxy material and other information concerning the Company and SCANA may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1993 ("Form 10-K"), the Company's Quarterly Reports on Forms 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994, and the Company's Current Reports on Forms 8-K filed January 13, 1994 and July 15, 1994, filed with the Commission by the Company pursuant to the Exchange Act (File No. 1-3375), are incorporated herein by reference.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering or offerings hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from their respective date of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Written or telephone requests for such copies should be directed to H. John Winn, III, Manager-Investor Relations and Shareholder Services, SCANA Corporation, Columbia, South Carolina 29218, telephone number (803) 748-3240.

                                 THE COMPANY

     The Company, a wholly-owned subsidiary of SCANA, is a regulated utility engaged in the generation, transmission, distribution and sale of electricity and in the purchase and sale at retail of natural gas in South Carolina. The Company also renders urban bus service in the metropolitan areas of Columbia and Charleston, South Carolina. The Company's electric service area covers over 15,000 square miles and extends into 24 counties in central, southern and southwestern portions of South Carolina. The service area for natural gas encompasses all or part of 29 counties of the 46 counties in South Carolina. The total population of the Company's combined electric and gas service area is approximately 2.3 million. The Company is a South Carolina corporation organized in 1924 and has its principal executive offices at 1426 Main Street, Columbia, South Carolina 29201, telephone number (803) 748-3000.

                     RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's historical ratio of earnings to fixed charges for each of the periods presented:

                           Years Ended December 31,
       1994           1993           1992           1991           1990

       3.46           3.57           2.73           3.32           3.33


     For purposes of this ratio, earnings represent net income plus income taxes and fixed charges. Fixed charges represent interest charges and the estimated interest portion of annual rentals.


                              USE OF PROCEEDS

     The net proceeds from the sale of the New Bonds may be used for general corporate purposes, including the financing of the Company's construction program and the reduction of short-term indebtedness incurred for such purposes and to refinance senior securities.


                         DESCRIPTION OF THE NEW BONDS

General

     The New Bonds will be issued in one or more series as fully registered bonds under an Indenture, dated as of April 1, 1993, between the Company and NationsBank of Georgia, National Association, as trustee (the "Trustee"), as it may be supplemented by one or more supplemental indentures relating to the New Bonds (the "Mortgage"). The New Bonds and all other debt securities hereafter issued under the Mortgage are collectively referred to herein as the "Bonds." The summaries under this heading do not purport to be complete and are subject to the detailed provisions of the Mortgage, a copy of which is included as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used under this heading which are not otherwise defined in this Prospectus have the meanings ascribed thereto in the Mortgage. Whenever particular provisions of the Mortgage or terms defined therein are referred to, such statements are qualified in their entirety by such reference. References to article and section numbers herein, unless otherwise indicated, are references to article and section numbers of the Mortgage.

     Reference is made to the Prospectus Supplement for a description (if different from those set forth hereinafter under the captions "Payment of Bonds; Transfers; Exchanges" and "Redemption") of the following terms of the series of New Bonds in respect of which this Prospectus is being delivered:
(i) the title of such Bonds; (ii) the limit, if any, upon the aggregate principal amount of such Bonds; (iii) the date or dates on which the principal of such Bonds will be payable; (iv) the rate or rates at which such Bonds will bear interest, if any (or the method or methods of calculating such rate or rates); the date or dates from which such interest will accrue; the dates on which such interest will be payable ("Interest Payment Dates"); the record dates for the interest payable on such Interest Payment Dates; (v) the option, if any, of the Company to redeem such Bonds and terms and conditions upon which such Bonds may be redeemed; (vi) the obligation, if any, of the Company to redeem or purchase such Bonds pursuant to any sinking fund or analogous provisions or at the option of the Holder (hereinafter defined) and the terms and conditions upon which such Bonds will be redeemed or purchased pursuant to such obligation; (vii) the denominations in which such Bonds will be issuable;
(viii) whether such Bonds are to be subject in whole or in part to a book-entry system of transfers and payments; and (ix) any other particular terms of such Bonds and of their offering.

Payment of Bonds; Transfers; Exchanges

     With respect to Book-Entry Bonds, as hereinafter defined, representing beneficial interests in the New Bonds, reference is made to "Book-Entry System" for a description of the rights of the owners of such beneficial interests.

     Except as may be provided in the Prospectus Supplement, interest, if any, on each New Bond payable on each Interest Payment Date will be paid to the person in whose name such New Bond shall be registered (the registered holder of any Bond being hereinafter called a "Holder") as of the close of business on the record date relating to such Interest Payment Date; provided, however, that interest payable at maturity (whether at stated maturity, upon redemption or otherwise, hereinafter "Maturity") will be paid to the person to whom principal is paid. (Section 207)

    Principal of, and premium, if any, and interest on, the New Bonds will be payable at the office or agency of the Company in Atlanta, Georgia (currently, the Trustee). The Prospectus Supplement identifies any other Place of Payment and any other Paying Agent. The Company may change the place at which the New Bonds will be payable, may appoint one or more additional Paying Agents (including the Company) and may remove any Paying Agent, all at its discretion. (Section 702)

     Transfer of the New Bonds may be registered, and New Bonds may be exchanged for other New Bonds of the same series, of authorized denominations (which, unless otherwise stated in the Prospectus Supplement, will be $1,000 and any integral multiple thereof) and of like tenor and aggregate principal amount, at the office or agency of the Company in Atlanta, Georgia (currently, the Trustee). The Company may change the place for registration of transfer of the New Bonds, may appoint one or more additional Security Registrars (including the Company) and may remove any Security Registrar, all at its discretion. The Prospectus Supplement identifies any additional place for registration of transfer and any additional Security Registrar. Except as otherwise provided in the Prospectus Supplement, no service charge will be made for any transfer or exchange of the New Bonds, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the New Bonds. (Sections 202 and 205)

Redemption

     Any terms for the optional or mandatory redemption of the New Bonds are set forth in the Prospectus Supplement. Except as shall otherwise be provided therein, the New Bonds will be redeemable only upon notice by mail not less than 30 days prior to the date fixed for redemption, and, if less than all the New Bonds of a series are to be redeemed, the particular New Bonds to be redeemed will be selected by such method as shall be provided for any particular series, or in the absence of any such provision, by such method as the Security Registrar deems fair and appropriate. (Sections 903 and 904)

     Any notice of redemption, at the option of the Company, may state that such redemption shall be conditional upon receipt by the Trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, upon such redemption and that, if such money has not been so received, such notice will be of no force and effect and the Company will not be required to make such redemption. (Section 904)

Security

     General. The New Bonds, equally and ratably with all other Bonds issued under the Mortgage, will be secured by (i) a like principal amount of non-interest bearing first mortgage bonds (the "Class A Bonds") issued under the Company's Indenture, dated as of January 1, 1945 (the "Class A Mortgage") to Chemical Bank, successor to Central Hanover Bank and Trust Company, as trustee (the "Class A Trustee"), and delivered to the Trustee under the Mortgage, and
(ii) the lien of the Mortgage on the Mortgaged Property (hereinafter defined), which lien is junior to the lien of the Class A Mortgage. As discussed under "The Class A Mortgage--Security," the Class A Mortgage constitutes, subject to certain exceptions, a first mortgage lien on substantially all of the public utility properties of the Company.

     Following a merger or consolidation of another corporation into the Company, the Company may, provided certain conditions set forth in the Mortgage are satisfied, deliver to the Trustee bonds issued under an existing mortgage on the properties of such other corporation in lieu of or in addition to Class A Bonds. In such event, the Bonds would be secured, additionally, by such bonds (which would become Class A Bonds) and by the lien of the Mortgage on the properties of such other corporation, subject to such existing mortgage, which lien would be junior to the liens of such existing mortgage (which would become a Class A Mortgage) and the Class A Mortgage. (Section
1206)

     When no Class A Bonds are outstanding under a Class A Mortgage except for Class A Bonds held by the Trustee, then, at the request of the Company and subject to the satisfaction of certain conditions, the Trustee will surrender such Class A Bonds for cancellation and the related Class A Mortgage will be satisfied and discharged. In such event, the lien of such Class A Mortgage on the Company's property will cease to exist and the Mortgage will constitute, subject to certain exceptions, a first mortgage lien on the Mortgaged Property. (Section 1207)

     Class A Bonds.   The Class A Bonds will be registered in the name of the
Trustee and will be owned and held, subject to the provisions of the Mortgage, for the benefit of the Holders of all of the Bonds Outstanding from time to time. The Company will have no interest in the Class A Bonds designated as the basis for authentication and delivery of Bonds. (Section 1201)

     The Trustee may not sell, assign or otherwise transfer any Class A Bonds which have been designated as the basis for the authentication and delivery of Bonds, except to a successor trustee. At the time any Bonds which have been authenticated and delivered upon the basis of Class A Bonds shall cease to be Outstanding, the Company may request the Trustee to surrender for cancellation an equal principal amount of such Class A Bonds. (Sections 1203 and 1204)

     Lien of the Mortgage. The properties subject to the lien of the Mortgage (the "Mortgaged Property") are substantially all of the properties of the Company used in the generation, purchase, transmission, distribution and sale of electric energy, together with any other property which the Company may hereafter elect to subject to such lien. The Mortgaged Property is also subject to the prior first mortgage lien of the Class A Mortgage. Until such time as the Class A Mortgage shall have been discharged, the New Bonds will have the benefit of the lien of the Class A Mortgage on such Mortgaged Property, to the extent of the aggregate principal amount of Class A Bonds designated as the basis for the authentication and delivery of Bonds held by the Trustee. (Granting Clauses and Article Twelve)

     The lien of the Mortgage is also subject to liens on after-acquired property existing at the time of acquisition and to Permitted Liens, which include tax liens, mechanics', materialmen's and similar liens and certain employees' liens, in each case, which are not delinquent and which are being contested, certain judgment liens, easements, reservations and rights of others (including governmental entities) in, and defects of title to, the Mortgaged Property which do not materially impair its use by the Company, certain leases and certain other liens and encumbrances. (Granting Clauses and Section 101)

     There are excepted from the lien of the Mortgage, among other things, cash and securities not held under the Mortgage; contracts, leases and other agreements, bills, notes and other instruments, receivables, claims, certain intellectual property rights and other general intangibles; automotive and similar vehicles, movable equipment, and railroad, marine and flight equipment; all goods, stock in trade, wares and merchandise held for sale in the ordinary course of business; fuel (including nuclear fuel assemblies), materials, supplies and other personal property consumable in the operation of the Company's business; portable equipment; furniture and furnishings; computers, machinery and equipment used exclusively for corporate administrative or clerical purposes; electric energy, gas and other products generated, produced or purchased; substances mined, extracted or otherwise separated from the land and all rights thereto, leasehold interests; and, with certain exceptions, all property which is located outside of the State of South Carolina or Columbia County, Georgia. (Granting Clauses)

     The Mortgage contains provisions subjecting (with certain exceptions and limitations and subject to the prior lien of the Class A Mortgage) after-acquired electric utility property to the lien thereof. (Granting Clauses)

     The Mortgage provides that the Trustee will have a lien, prior to the lien on behalf of the holders of the Bonds, upon the Mortgaged Property, for the payment of its compensation and expenses. (Section 1607)

Issuance of Bonds

     The maximum principal amount of Bonds which may be issued under the Mortgage is unlimited. (Section 201) Bonds of any series may be issued from time to time on the basis of, and in an aggregate principal amount not exceeding: (i) the aggregate principal amount of Class A Bonds issued and delivered to the Trustee and designated by the Company as the basis for such issuance; (ii) 70% of the amount of Unfunded Net Property Additions (generally, Property Additions (net of retirements) which are not subject to the lien of the Class A Mortgage and which have not been made or deemed to have been made the basis of the authentication and delivery of Bonds or used for other purposes under the Mortgage); (iii) the aggregate principal amount of retired Bonds; and (iv) cash deposited with the Trustee. (Sections 101 and 302 and Articles Four, Five and Six)

    Property Additions, generally, include any Mortgaged Property which the Company may elect to designate as such, except (with certain exceptions) goodwill, going concern value rights, intangible property or any property the cost of acquisition or construction of which is properly chargeable to an operating expense account of the Company. (Section 104)

     Since the Mortgaged Property is subject to the lien of the Class A Mortgage, the Company will issue the New Bonds on the basis of Class A Bonds and the amount of Bonds it may issue on such basis will be limited by the amount of Class A Bonds which may be issued under the Class A Mortgage. See "The Class A Mortgage - Issuance of Additional Bonds."
    With certain exceptions in the case of Bonds issued pursuant to (i) and
(iii) above, the issuance of Bonds is subject to Adjusted Net Earnings of the Company for 12 consecutive months within the preceding 18 months being at least twice the Annual Interest Requirements on all Bonds at the time outstanding, the Bonds then applied for and all outstanding Class A Bonds other than Class A Bonds held by the Trustee under the Mortgage. (Sections 103, 301, 302 and 501)

Release of Property

     Property may be released from the lien of the Mortgage either upon the basis of an equal amount of Unfunded Net Property Additions or upon the basis of the deposit of cash or a credit for Retired Securities and certain other obligations. Property may also be released upon the basis of its release under the Class A Mortgage. (Article Ten)

Withdrawal of Cash

     Cash deposited as the basis for the issuance of Bonds and cash representing payments in respect of Class A Bonds designated as the basis for the issuance of Bonds may be withdrawn upon the basis of (i) Unfunded Net Property Additions in an amount equal to ten-sevenths of such cash, (ii) an equal amount of Retired Securities or (iii) an equal amount of Class A Bonds not then designated as the basis for the issuance of Bonds or the withdrawal of cash. (Sections 601 and 1202) Any other cash may (i) be withdrawn or (b) upon the basis of (a) an equal amount of Unfunded Net Property Additions, or
(b) ten-sevenths of the amount of Retired Securities, or (ii) be applied to
(a) the purchase of Bonds (at prices not exceeding ten-sevenths of the principal amount thereof) or (b) the redemption or payment at Stated Maturity of Bonds. (Sections 601 and 1005)

Modification of Mortgage

     Except for modifications which will not have a material adverse effect upon the interests of the Holders of the Bonds, the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds (or if only certain series would be affected, the Outstanding Bonds of such series) is required for the purpose of amending the Mortgage; provided, however, that no such amendment may, without the consent of the Holder of each Outstanding Bond directly affected thereby, (i) change the Stated Maturity of the principal of or interest on such Bond, or reduce the principal amount thereof or the rate of interest thereon, or (ii) permit the creation of a lien prior to the lien of the Mortgage on substantially all of the Mortgaged Property or otherwise deprive such Holders of the security of the lien of the Mortgage. (Section 1702)

Events of Default

     Each of the following events constitutes an Event of Default under the
Mortgage: (i) failure to make payments of principal or premium within three days, or interest within 60 days, after the same shall become due and payable;
(ii) failure to perform or breach of any other covenant or warranty for a period of 90 days after notice; (iii) certain events involving insolvency, receivership and bankruptcy; and (iv) the occurrence of a default under any Class A Mortgage. (Section 1101)

     If an Event of Default should occur and be continuing, the Trustee or the Holders of not less than 25% in principal amount of the Bonds then Outstanding may declare the principal amount of all of the Outstanding Bonds to be immediately due and payable. At any time after such declaration of maturity, but before the sale of any of the Mortgaged Property and before a judgment or decree for payment of money shall have been obtained by the Trustee, the Event of Default giving rise to such declaration of acceleration will be deemed to have been waived, and such declaration and its consequences will be deemed to have been rescinded and annulled, if the Company shall have cured such Event of Default. (Sections 1102 and 1117)

     The Holders of a majority in principal amount of the Outstanding Bonds may direct the time, method and place of conducting any proceeding for the enforcement of the Mortgage available to the Trustee or exercising any trust or power conferred on the Trustee. No Holder of any Bond shall have any right to institute any proceeding with respect to the Mortgage, or for the appointment of a receiver or for any other remedy thereunder, unless (i) such Holder shall previously have given to the Trustee written notice of an Event of Default, (ii) the Holders of not less than a majority in principal amount of Outstanding Bonds shall have tendered to the Trustee reasonable indemnity against costs and liabilities and requested that the Trustee take action,
(iii) the Trustee shall have declined to take action and (iv) no inconsistent direction shall have been given by the Holders of a majority in principal amount of Outstanding Bonds; provided, however, that each Holder of a Bond shall have the right to enforce payment of such Bond when due. (Sections 1111, 1112 and 1116)

     In addition to the rights and remedies provided in the Mortgage, the Trustee may exercise any right or remedy available to the Trustee in its capacity as the owner and holder of Class A Bonds which arises as a result of a default under the Class A Mortgage. (Section 1119)

Evidence of Compliance

     The Trust Indenture Act requires that the Company give the Trustee, not less often than annually, a brief statement as to the Company's compliance with the conditions and covenants under the Mortgage. (Article Eight)

Relationship with the Trustee

     The Trustee is a subsidiary of NationsBank Corporation, a multistate bank holding company. Several banking subsidiaries of the holding company have at various times, pursuant to lines of credit, made loans to the Company in the ordinary course of business. Such subsidiaries and investment banking subsidiaries of the holding company have also rendered various types of services to the Company, including serving as trustee under the decommissioning trust for the Company's nuclear generating station.

     Hugh M. Chapman, a director of the Company and its parent, SCANA Corporation, is Chairman and an executive officer of the Trustee, an affiliate of NationsBank Corporation.

The Class A Mortgage

General. The summaries under this heading do not purport to be complete and are subject to the detailed provisions of the Class A Mortgage, a copy of which is included as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used under this heading which are not otherwise defined in this Prospectus shall have the meanings ascribed thereto in the Class A Mortgage. Whenever particular provisions of the Class A Mortgage or terms defined therein are referred to in this section, such provisions or definitions are qualified in their entirety by such reference. References to article and section numbers herein, unless otherwise indicated, are references to article and section numbers of the Class A Mortgage.

Security. The Class A Bonds will be secured, equally and ratably with all other bonds heretofore or hereafter issued under the Class A Mortgage, by a direct lien (which is a first lien except as set forth below) on substantially all of the Company's fixed property and franchises used or useful in its public utility businesses (except cash, securities, contracts and accounts receivable, materials and supplies, natural gas, oil, certain minerals and mineral rights and certain other assets) now owned by the Company; subject, however (i) to excepted encumbrances and (ii) to the fact that titles to certain properties are subject to reservations and encumbrances such as are customarily encountered in the public utility business and which do not materially interfere with their use. The Class A Mortgage contains provisions for the subjection (with certain exceptions and limitations) of after-acquired property of the Company to the lien thereof. (Granting Clauses)

     The Class A Mortgage prohibits the acquisition by the Company of property subject to prior liens if, following such acquisition, prior lien bonds would exceed 15% of the aggregate of outstanding bonds unless the principal amount of indebtedness secured by such prior liens does not exceed 60% of the cost of such property to the Company and unless, in certain cases, the net earnings of such property meet certain tests. (Section 7.05)

      The Class A Trustee has a lien, prior to the lien on behalf of the holders of bonds, upon the property subject to the lien thereof for payment of its reasonable compensation and expenses and for indemnification against certain liabilities. (Section 16.10)

Issuance of Additional Bonds. The principal amount of bonds which may be secured by the Class A Mortgage is limited to $1,500,000,000, but such limitation may be increased by a supplemental indenture or indentures without the consent of bondholders or stockholders. (Section 2.01 and Forty-ninth Supplemental Section 1.04) Additional bonds may from time to time be issued on the basis of (i) 60% of unfunded net property additions, (ii) deposit of cash or (iii) retirement of bonds. With certain exceptions in the case of
(iii) above, the issuance of bonds is subject to the limit that net earnings for 12 consecutive months out of the preceding 15 months be at least twice the annual interest requirements on all bonds to be outstanding and all prior lien bonds. Cash deposited with the Class A Trustee pursuant to (ii) above may be withdrawn in an amount equal to the principal amount of bonds which the

Company is then entitled to have authenticated and delivered or may be applied to the purchase or redemption of bonds. (Section 1.03 and Articles IV, V and VI) At December 31, 1994 unfunded net property additions were approximately $499.8 million, sufficient to permit the issuance of approximately $299.9 million principal amount of bonds under the Class A Mortgage. No retirement credits were available at December 31, 1994. The Class A Bonds which are to be the basis of the issuance of Bonds will be issued on the basis of unfunded net property additions.

Sinking Fund. The Company shall, on or before June 1 in each year, deposit with the Class A Trustee as a "sinking fund requirement" an amount equal to 1% of the aggregate principal amount of bonds (other than bonds authenticated on the basis of retirements of other bonds and certain retired bonds). Payment of the sinking fund requirement may be made in cash or bonds. After the holders of all outstanding bonds of all series created prior to the 1997 Series bonds shall have consented thereto, or all such bonds shall have been retired, the sinking fund requirement may also be satisfied by certifying to the Class A Trustee unfunded net property additions in an amount equal to 166 2/3% of the portion of the sinking fund requirement being satisfied. Any cash deposited may be applied to the purchase or redemption of bonds of any series or may be withdrawn by the Company against deposit of bonds. (Section 2.12, Second Supplemental Section 2, Third through Fifth, Seventh through Eleventh, Thirteenth through Fifty-second Supplementals, Section 1.03 and Sixth and Twelfth Supplementals Section 2.03)

Maintenance and Replacement Fund. The Company is required either (i) to make expenditures on the mortgaged property for maintenance, renewals and replacements, (ii) to certify to the Class A Trustee unfunded net property additions or (iii) to deposit cash or bonds in amounts equal to the greater of
(a) 15% of "gross operating revenues derived by the Company" during such period "from the mortgaged and pledged property" (other than certain property) after deducting from such revenues the cost of electric energy, gas and steam purchased for resale or (b) 4% of the principal amount of bonds outstanding, computed cumulatively at the end of each year. To the extent that such expenditures at any time exceed the greater of (a) or (b) above, cash or bonds so deposited may be withdrawn and net property additions so certified may be made available for other purposes of the Class A Mortgage. Cash so deposited may be withdrawn as above described or against the certification of unfunded net property additions or the deposit of bonds and, if in excess of certain amounts and not so withdrawn within two years, shall, except in certain circumstances, be used for the redemption or purchase of bonds having the earliest date of maturity. (Sections 7.07 and 10.05)

Events of Default; Concerning the Trustee. The following events constitute defaults under the Class A Mortgage: failure to make payments of principal and interest; failure to make any sinking fund or purchase fund payment; certain events involving insolvency, receivership and bankruptcy; and failure to perform certain covenants or agreements. Certain of such events become defaults only after the lapse of prescribed periods of time and/or notice from the Trustee. (Section 11.01) The Company is required by the Trust Indenture Act to furnish the Class A Trustee with periodic evidence as to the absence of defaults and as to compliance with the terms of the Class A Mortgage.

     The Class A Mortgage provides that, upon the occurrence of a default, the Class A Trustee or the holders of not less than 20% in principal amount of outstanding bonds may declare the principal of all outstanding bonds immediately due and payable but that, upon the curing of any such default, the holders of a majority in principal amount of outstanding bonds may rescind such declaration and waive such default and its consequences. (Section 11.05)

     The holders of a majority in principal amount of outstanding bonds may direct the time, method and place of conducting any proceeding for the enforcement of the Class A Mortgage. (Section 11.12) No holder of any bond shall have any right to institute any proceeding with respect to the Class A Mortgage unless (i) such holder shall previously have given to the Class A Trustee written notice of a default, (ii) the holders of not less than 20% in principal amount of outstanding bonds shall have tendered to the Class A Trustee indemnity against costs and liabilities and requested the Class A Trustee to take action, (iii) the Class A Trustee shall have declined to take action and (iv) no inconsistent direction shall have been given by the holders of a majority in principal amount of outstanding bonds; provided, however, that each holder of a Bond shall have the right to enforce payment of such Bond when due. (Section 11.14)

Miscellaneous. Property subject to the lien of the Class A Mortgage may (subject to certain exceptions and limitations contained therein) be released only upon the substitution of cash, divisional bonds, bonds authenticated under the Class A Mortgage or certain other property. (Article X) Section
2.01 of the Fifty-second Supplemental Indenture provides that, at the earlier of (i) such date as no bonds created prior to the bonds of the 10 1/2% Series due May 1, 1990 shall remain outstanding or (ii) such date as the holders of all then outstanding bonds created prior to such bonds of the 10 1/2% Series due May 1, 1990 shall have consented thereto, Article XVII of the Class A Mortgage shall be amended so as to permit amendments of the Class A Mortgage with the consent of the holders of 66 2/3% in principal amount of bonds then outstanding. No further consent from the holders of such 10 1/2% Series due May 1, 1990 or of any other series thereafter created will be required. Similar provisions are contained in Section 2.01 of the Twenty-third through Fifty-first Supplemental Indentures and are expected to be contained in all subsequent supplemental indentures.

Amendment of the Class A Mortgage

     The Mortgage provides that, if the holders of the Class A Bonds should be requested to do so, the Trustee, as such a holder, will vote to amend the Class A Mortgage to conform certain of its provisions to those of the Mortgage, including (i) the elimination of the maintenance and replacement fund and the sinking fund and the utilization of unfunded net property additions previously applied in satisfaction thereof as a basis for the issuance of bonds; (ii) the issuance of bonds in a principal amount equal to 70% of unfunded net property additions instead of 60%; and (iii) the conformance of the interest coverage requirements for the issuance of bonds to those of the Mortgage.

     With respect to any other amendments to the Class A Mortgage, the Trustee will vote proportionately with what it reasonably believes will be the vote of the holders of all other Class A Bonds; provided, however, that the Trustee will not so vote in favor of any such other amendment which, if it were an amendment of the Mortgage, would require the consent of Holders of the Bonds as described under "Modification of Mortgage," without the prior consent of Holders of Bonds which would be required for such an amendment or modification of the Mortgage. (Article Twelve)

                            BOOK-ENTRY SYSTEM

     If so provided in the Prospectus Supplement, except under the circumstances described below, the New Bonds will be issued as one or more global Bonds (each a "Global Bond"), each of which will represent beneficial interests in the New Bonds (each such beneficial interest in a Global Bond being called a "Book-Entry Bond"), and such Global Bonds will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), or such other depository as may be subsequently designated (the "Depository") relating to such New Bonds, and registered in the name of a nominee of the Depository.

     So long as the Depository, or its nominee, is the registered owner of a Global Bond, such Depository or such nominee, as the case may be, will be considered the owner of such Global Bond for all purposes under the Mortgage, including notices and voting. Payments of principal of, and premium, if any, and interest on, the Global Bond will be made to the Depository or its nominee, as the case may be, as the registered owner of such Global Bond. Except as set forth below, owners of beneficial interest in a Global Bond will not be entitled to have any individual New Bonds registered in their names, will not receive or be entitled to receive physical delivery of any New Bonds and will not be considered the owners of New Bonds under the Mortgage.

Accordingly, each person holding a beneficial interest in a Global Bond must rely on the procedures of the Depository and, if such person is not a Direct Participant (hereinafter defined), on procedures of the Direct Participant through which such person holds its interest, to exercise any of the rights of the registered owners of the New Bonds.

     The following information concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but neither the Company nor any underwriter takes any responsibility for the accuracy thereof.

     DTC will act as securities depository for the Global Bonds. The Global Bonds will be issued as fully registered securities registered in the name of CEDE & Co. (DTC's partnership nominee). One fully-registered New Bond certificate will be issued for each issue of the New Bonds each in the aggregate principal amount of such issue and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $150 million, one certificate will be issued with respect to each $150 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates.

     Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of the New Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the New Bonds on DTC's records. The ownership interest of each actual purchaser of each New Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmations from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners entered into the transactions. Transfers of ownership interests in the New Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the New Bonds, except in the event that use of the book-entry system for the New Bonds is discontinued.

     To facilitate subsequent transfers, all New Bonds deposited by Participants with DTC are registered in the name of DTC's partnership nominee, CEDE & Co. The deposit of New Bonds with DTC and their registration in the name of CEDE & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such New Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     If the New Bonds are redeemable prior to the maturity date, redemption
notices shall be sent to CEDE & Co.   If less than all of the New Bonds within
an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     Neither DTC nor CEDE & Co. will consent or vote with respect to the New Bonds. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns CEDE & Co.'s consenting or voting rights to those Direct Participants to whose accounts the New Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the New Bonds will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the date on which interest is payable in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participant and not of DTC, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company and the Trustee. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing services as securities depository with respect to the New Bonds at any time by giving reasonable notice to the Company and the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, New Bonds in certificated form are required to be printed and delivered.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, New Bonds in certificated form will be delivered.

     Neither the Company nor the Trustee will have any responsibility or obligation to the Depositary, any Participant in the book-entry system or any Beneficial Owner with respect to (i) the accuracy of any records maintained by the Depository or any participant; (ii) the payment by the Depository or any participant of any amount due to any Beneficial Owner in respect of the principal amount or purchase price or redemption price of, or interest on, any Note; (iii) the delivery of any notice by the Depository or any participant;
(iv) the selection of the Beneficial Owners to receive payment in the event of any partial redemption of the Notes; or (v) any other action taken by the Depository or any Participant.

                              PLAN OF DISTRIBUTION

     The Company may offer the New Bonds in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. Each Prospectus Supplement with respect to New Bonds will set forth the terms of the offering of the New Bonds covered thereby and the proceeds to the Company from the sale thereof, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are utilized, the New Bonds being sold to them will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The New Bonds may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to the New Bonds being offered will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Any underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent, and that the underwriters will be obligated to purchase all of the New Bonds to which such underwriting agreement relates if any are purchased. The Company may agree to indemnify any underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act").

     The New Bonds may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the New Bonds in respect of which this Prospectus is being delivered will be named, and any commissions payable by the Company to such
agent will be set forth, in the Prospectus Supplement.   Unless otherwise
indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

                                  EXPERTS

     The statements made under "Description of the New Bonds," as to matters of law and legal conclusions, have been prepared or reviewed by Asbury H. Gibbes, Esq., and such statements are made upon the authority of such counsel as an expert. Mr. Gibbes is a Senior Vice President and General Counsel and a full-time employee of SCANA Corporation.

     The consolidated financial statements and related financial statement schedules incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

                         VALIDITY OF THE NEW BONDS

     The validity of the New Bonds will be passed upon for the Company by McNair & Sanford, P.A., of Columbia, South Carolina and by Asbury H. Gibbes, Esq. of Columbia, South Carolina, and for any underwriters by Reid & Priest LLP, of New York, New York. Reid & Priest LLP will rely as to all matters of South Carolina law upon the opinion of Asbury H. Gibbes, Esq. Reid & Priest LLP, from time to time, renders legal services to the Company.

     At December 31, 1994, Asbury H. Gibbes, Esq., owned beneficially 4,399 shares of SCANA Corporation's Common Stock, including shares acquired by the trustee under its Stock Purchase-Savings Program by use of contributions made by Mr. Gibbes and earnings thereon and including shares purchased by such trustee by use of SCANA contributions and earnings thereon.

No dealer, salesman or other person has                    $200,000,000
been authorized to give any information or
to make any representations, other than
those contained in this Prospectus, in
connection with the offer contained herein,                SOUTH CAROLINA
and, if given or made, such information                    ELECTRIC & GAS
and representations must not be relied                     COMPANY
upon as having been authorized by the
Company.  Neither the delivery of this
Prospectus nor any sale made hereunder
shall, under any circumstances, create
the implication that there has been no
change in the affairs of the Company
since the date hereof or that the
information contained or incorporated
by reference herein is correct as of
any time subsequent to its date.  This
Prospectus does not constitute an offer
to sell or a solicitation of an offer
to buy any of the New Bonds offered
hereby in any State to any person to
whom it is unlawful to make such offer                  First Mortgage Bonds
in such State.





        Table of Contents

                                     Page
           Prospectus


Available Information...............    4
Incorporation of Certain
  Documents by Reference............    4
The Company.........................    5
Ratio of Earnings to Fixed Charges..    5
Use of Proceeds.....................    5
Description of the New Bonds........    5                    Prospectus
Book Entry System...................   13
Plan of Distribution................   16
Experts.............................   16                Dated         , 1995
Validity of the New Bonds...........   17

                                  PART II

                          INFORMATION NOT REQUIRED
                               IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         Securities and Exchange Commission filing fee....... $ 68,966
         Printing Registration Statement, Prospectus
           Exhibits and Miscellaneous........................   21,000#
         Blue Sky and Legal fees.............................  131,000#
         Rating Agency fees..................................   31,000#
         Trustee fees........................................   21,000#
         Accounting services.................................   21,000#
         Miscellaneous.......................................   12,000#
          Total.............................................. $305,966#
# Estimated

Item 15. Indemnification of Directors and Officers

     The South Carolina Business Corporation Act of 1988 permits, and the Registrant's By-Laws require, indemnification of the Registrant's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under Sections 33-8-510, 33-8-550 and 33-8-560 of the South Carolina Business Corporation Act of 1988, a South Carolina corporation is authorized generally to indemnify its directors and officers in civil or criminal actions if they acted in good faith and reasonably believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Registrant's By-Laws require indemnification of directors and officers with respect to expenses actually and necessarily incurred by them in connection with the defense or settlement of any action, suit or proceeding in which they are made parties by reason of having been a director or officer, except in relation to matters as to which they shall be adjudged to be liable for willful misconduct in the performance of duty and to such matters as shall be settled by agreement predicated on the existence of such liability. In addition, the Registrant carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act.

Item 16. Exhibits

     Exhibits required to be filed with this Registration Statement are listed in the following Exhibit Index. Certain of such exhibits which have heretofore been filed with the Securities and Exchange Commission and which are designated by reference to their exhibit numbers in prior filings are hereby incorporated herein by reference and made a part hereof.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, except for the assignment of a security rating pursuant to transactions requirement B-2 of Form S-3, which requirement the Registrant reasonably believes will be met by the time of sale, and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on March 3, 1995.

(REGISTRANT)              South Carolina Electric & Gas Company

By:                       s/B. D. Kenyon
(Name & Title):           B. D. Kenyon, President and Chief Operating
                          Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

  (i) Principal executive officer:

By:                       s/L. M. Gressette, Jr.
(Name & Title):           L. M. Gressette, Jr., Chairman of the Board,
                          Chief Executive Officer and Director
Date:                     March 3, 1995

  (ii) Principal financial officer:

By:                       s/W. B. Timmerman
(Name & Title):           W. B. Timmerman, Executive Vice President, Chief
                          Financial Officer and Director
Date:                     March 3, 1995
  (iii) Principal accounting officer:

By:                       s/J. E. Addison
(Name & Title)            J. E. Addison, Vice President and Controller
Date:                     March 3, 1995

  (iv) Other Directors:

* B. L. Amick; W. B. Bookhart, Jr.; H. M. Chapman; J. B. Edwards;
E. T. Freeman; B. A. Hagood; W. H. Hipp; F. C. McMaster; Henry Ponder;
J. B. Rhodes; E. C. Wall, Jr.

* Signed on behalf of each of these persons:

  s/W. B. Timmerman
    W. B. Timmerman
  (Attorney-in-Fact)

    Director who did not sign:
       W. T. Cassels, Jr.

                  SOUTH CAROLINA ELECTRIC & GAS COMPANY
                               EXHIBIT INDEX                  Sequentially
                                                                Numbered
Number                                                           Pages
    1. Underwriting Agreement
       Form of Underwriting Agreement relating to the New Bonds
       (Filed herewith)..........................................   25

    2. Plan of Acquisition, Reorganization, Arrangement,
       Liquidation or Succession
       Not Applicable

    4. Instruments Defining the Rights of Security
       Holders, Including Indentures
       A. Indenture dated as of January 1, 1945, from
          the South Carolina Power Company (the "Power
          Company") to Central Hanover Bank and Trust
          Company, as Trustee, as supplemented by three
          Supplemental Indentures dated respectively as
          of May 1, 1946, May 1, 1947 and July 1, 1949
          (Exhibit 2-B to Registration No. 2-26459)..............    #
       B. Fourth Supplemental Indenture dated as of
          April 1, 1950, to Indenture referred to in
          Exhibit 4A, pursuant to which the Company
          assumed said Indenture (Exhibit 2-C to
          Registration No. 2-26459)..................,,..........    #
       C. Fifth through Fifty-first Supplemental Indentures
          to Indenture referred to in Exhibit 4A dated as
          of the dates indicated below and filed as exhibits
          to the Registration Statements and whose file numbers numbers are set forth below:
   December 1, 1950   Exhibit 2-D to Registration No. 2-26459
   July 1, 1951       Exhibit 2-E to Registration No. 2-26459
   June 1, 1953       Exhibit 2-F to Registration No. 2-26459
   June 1, 1955       Exhibit 2-G to Registration No. 2-26459
   November 1, 1957   Exhibit 2-H to Registration No. 2-26459
   September 1, 1958 Exhibit 2-I to Registration No. 2-26459 September 1, 1960 Exhibit 2-J to Registration No. 2-26459
   June 1, 1961       Exhibit 2-K to Registration No. 2-26459
   December 1, 1965   Exhibit 2-L to Registration No. 2-26459
   June 1, 1966       Exhibit 2-M to Registration No. 2-26459
   June 1, 1967       Exhibit 2-N to Registration No. 2-29693
   September 1, 1968  Exhibit 4-O to Registration No. 2-31569
   June 1, 1969       Exhibit 4-C to Registration No. 33-38580
   December 1, 1969   Exhibit 4-Q to Registration No. 2-35388
   June 1, 1970       Exhibit 4-R to Registration No. 2-37363
   March 1, 1971      Exhibit 2-B-17 to Registration No.2-40324
   January 1, 1972    Exhibit 4-C to Registration No. 33-38580
   July 1, 1974       Exhibit 2-A-19 to Registration No. 2-51291
   May 1, 1975        Exhibit 4-C to Registration No. 33-38580
   July 1, 1975       Exhibit 2-B-21 to Registration No. 2-53908
   February 1, 1976   Exhibit 2-B-22 to Registration No. 2-55304
   December 1, 1976   Exhibit 2-B-23 to Registration No. 2-57936
   March 1, 1977      Exhibit 2-B-24 to Registration No. 2-58662





#  Incorporated herein by reference as indicated.

                  SOUTH CAROLINA ELECTRIC & GAS COMPANY

Sequentially

Numbered
Number                                                                   Pages
    4. (Continued)
   May 1, 1977        Exhibit 4-C to Registration No. 33-38580
   February 1, 1978   Exhibit 4-C to Registration No. 33-38580
   June 1, 1978       Exhibit 2-A-3 to Registration No. 2-61653
   April 1, 1979      Exhibit 4-C to Registration No. 33-38580
   June 1, 1979       Exhibit 4-C to Registration No. 33-38580
   April 1, 1980      Exhibit 4-C to Registration No. 33-38580
   June 1, 1980       Exhibit 4-C to Registration No. 33-38580
   December 1, 1980   Exhibit 4-C to Registration No. 33-38580
   April 1, 1981      Exhibit 4-D to Registration No. 33-49421
   June 1, 1981       Exhibit 4-D to Registration No. 2-73321
   March 1, 1982      Exhibit 4-D to Registration No. 33-49421
   April 15, 1982     Exhibit 4-D to Registration No. 33-49421
   May 1, 1982        Exhibit 4-D to Registration No. 33-49421
   December 1, 1984   Exhibit 4-D to Registration No. 33-49421
   December 1, 1985   Exhibit 4-D to Registration No. 33-49421
   June 1, 1986       Exhibit 4-D to Registration No. 33-49421
   February 1, 1987   Exhibit 4-D to Registration No. 33-49421
   September 1, 1987  Exhibit 4-D to Registration No. 33-49421
   January 1, 1989    Exhibit 4-D to Registration No. 33-49421
   January 1, 1991    Exhibit 4-D to Registration No. 33-49421
   February 1, 1991   Exhibit 4-D to Registration No. 33-49421
   July 15, 1991      Exhibit 4-D to Registration No. 33-49421
   August 15, 1991    Exhibit 4-D to Registration No. 33-49421
   April 1, 1993      Exhibit 4-E to Registration No. 33-49421
       D.  Fifty-second Supplemental Indenture to Indenture referred to in 4-A dated as of July 1, 1993 (Filed herewith).........  44
       E.  Indenture dated as of April 1, 1993 from South Carolina
           Electric & Gas Company to NationsBank of Georgia,
           National Association (Filed as Exhibit 4-F to
           Registration Statement No. 33-49421)........................  #
       F.  First Supplemental Indenture to Indenture referred to
           in 4-E dated as of June 1, 1993 (Filed as Exhibit 4-G
           to Registration Statement No. 33-49421).....................  #
       G.  Second Supplemental Indenture to Indenture referred to in 4-E dated as of June 15, 1993 (Filed herewith)...........  66

    5.  Opinion Re Legality
        Opinion of Asbury H. Gibbes, Esq. (Filed herewith).............  75

    8.  Opinion Re Tax Matters
        Not Applicable

    12. Statement Re Computation of Ratios
        (Filed herewith)...............................................  76

    15. Letter Re Unaudited Interim Financial Information
        Not Applicable

    23. Consents of Experts and Counsel
        A. Consent of Deloitte & Touche LLP (Filed herewith)...........  77
        B. Consent of Asbury H. Gibbes, Esq. is contained in his opinion filed as Exhibit 5.



# Incorporated herein by reference as indicated.

                  SOUTH CAROLINA ELECTRIC & GAS COMPANY

Sequentially
                                                                    Numbered
Number                                                                Pages


    24. Power of Attorney
        (Filed herewith).........................................      78

    25. Statement of Eligibility of Trustee
        Statement of eligibility of NationsBank of
          Georgia, National Association, as Trustee
          (Form T-1) (Filed herewith)............................      79

    26. Invitations for Competitive Bids
        Not Applicable

    27. Financial Data Schedule
        Not Applicable

    28. Additional Exhibits
        Not Applicable

    29. Information from Reports Furnished to State
        Insurance Regulatory Authorities
        Not Applicable




24